Exhibit 99.1

N  E  W  S    R  E  L  E  A  S  E

Investor Contact:	Media Contact:
Robert Higginbotham	Matthew Di Taranto
Vice President, Investor Relations	Director, Corporate Communications
Foot Locker, Inc.	Foot Locker, Inc.
robert.higginbotham@footlocker.com	matthew.ditaranto@footlocker.com
(212) 720-4600	(718) 970-1260

FOOT LOCKER, INC. ELECTS VIRGINIA C. “GINA” DROSOS AS A DIRECTOR

NEW YORK, NY, February 3, 2022 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced that its Board of Directors has elected Virginia C. “Gina” Drosos as a director of the Board, effective February 2, 2022.

Ms. Drosos is currently Chief Executive Officer of Signet Jewelers Limited, the world’s largest retailer of diamond jewelry. She has extensive experience in branding, marketing, global operations, and business expansions into new product lines, retail channels, and geographies.

“We are excited to welcome Gina to our Board as a new independent director,” said Richard A. Johnson, Chairman and Chief Executive Officer of Foot Locker, Inc. “As the sitting CEO of a specialty retailer, Gina is a visionary and transformational leader with an entrepreneurial mindset, and a proven track record of growing and scaling global businesses through innovation.”

Upon her appointment, Ms. Drosos said, “I am excited to join Foot Locker, Inc.’s Board and work with this exceptional team to contribute to the Company’s purpose to inspire and empower youth culture. I look forward to sharing my experiences, contributing to the Company’s future direction and growth, and building on its vision to provide unrivaled customer experiences.”

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands, including Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, atmos, WSS, Footaction, and Sidestep. With approximately 3,000 retail stores in 28 countries across North America, Europe, Asia, Australia, and New Zealand as well as websites and mobile apps, the Company’s purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York. For additional information please visit www.footlocker-inc.com.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001